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                                 EXHIBIT 4(II)
                             SETTLEMENT ENDORSEMENT
                       PROTECTIVE LIFE INSURANCE COMPANY
                                 P.O. BOX 2606
                           BIRMINGHAM, ALABAMA 35202
                                  ENDORSEMENT



The Contract or Certificate to which this Endorsement is attached is amended as of its Effective Date.



The following sentence is added to the GENERAL PROVISION entitled Settlement:



    The Owner/Participant may elect to apply settlement proceeds, including any full or partial surrender proceeds or the death benefit, to any payout option offered by us for such payments at the time the election is made.



Signed for the Company as of the
Effective Date.
PROTECTIVE LIFE INSURANCE COMPANY



          /s/ John K. Wright



              Secretary